Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The reverse stock split described in Note 1 to the consolidated financial statements has not been consummated at March 22, 2019. When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 22, 2019

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to Registration Statement on Form S-1 of Silk Road Medical, Inc. of our report dated March 1, 2019, except for the effects of the reverse stock split described in Note 1, as to which the date is ____ relating to the financial statements and financial statement schedule of Silk Road Medical, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
San Jose, California”

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